Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent inclusion in this Registration Statement on Form F-1 of our report dated June 9, 2025, with respect to the consolidated financial statements of Yimutian Inc. (the “Company”) as of December 31, 2023 and 2024, and for each of the years ended December 31, 2023 and 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Assentsure PAC

Singapore
February 17, 2026